AMENDMENT NO.3
to
AGREEMENT AND PLAN OF REORGANIZATION
Dated February 19,2007

THIS AMENDMENT NO.3 (the "Amendment"), made this 31st day of July, 2007, is made by and among Magnitude Information Systems, Inc. ("Magnitude"), Kiwibox Media, Inc. ("Kiwibox"), Michael Howard, Lin Dai and Ivan Tumanov, individuals, who are the shareholders of Kiwibox (the "Kiwibox Shareholders").

BACKGROUND:

WHEREAS, Magnitude, Kiwibox and the Kiwibox Shareholders executed and delivered a certain Agreement and Plan of Reorganization, dated February 19, 2007 (the "Agreement") that scheduled the closing of the transactions described therein to take place on or before March 31, 2007 and extended the closing date from on and about March 31, 2007 to May 15, 2007 by virtue of Amendment No. 1 dated April 4, 2007;

WHEREAS, due to certain delivery requirements, the parties further amended the Agreement and rescheduled the closing date from on or about May 15, 2007 to June 18, 2007, and;

WHEREAS, due to the funding commitment, dated July 26, 2007, received from Tell Capital AG, owned by the long-time investor and Magnitude shareholder Ulrich Scheurch of Switzerland, the parties desire to further amend the Agreement by providing for (A) a new schedule for the payments due to the Kiwibox Shareholders; (B) a new schedule for the overall investment of the $3.5 million Magnitude has committed to raise and invest into the Kiwibox business; (C) certain penalty provisions and termination rights in the event of a default, and; (D) a new closing date of August 16, 2007.

NOW, THEREFORE, in consideration of the mutual promises and covenants made by the parties to each other, the parties agree as follows:

A. Amendment of Agreement: The parties hereto agree to the following amendments to the Agreement, effective as of the date set forth above:

1. **Closing Date.** The parties hereto agree to amend the Agreement by deleting the date of June 18, 2007 wherever set forth in the Agreement and substituting the date of August 16, 2007 in lieu thereof.

2. **Magnitude Payment to Kiwibox Shareholders.** Section 3.1 shall be amended by substituting the sum "$150,000" for the sum of $300,000 located in the second line of such section, and by adding the phrase: "and Magnitude shall pay an additional $150,000 to the Kiwibox Shareholders, in proportion to their respective stock ownership positions in Kiwibox on or before September 1, 2007", at the end of this section.

3. **Magnitude $3.5 million Investment.** Section 3.5 shall be amended by adding the following provision at the end of the first sentence of this section:

"...in accordance with the following schedule:

(A) On August 16, 2007, Magnitude shall have $300,000 which amount shall include a $150,000 sum for the $3.5 million Investment and a payment of $150,000, representing a partial payment of the $300,000 sum payable to the Kiwibox Shareholders under Section 3 above;

(B) On or before September 1, 2007, Magnitude shall have an additional $250,000 which amount shall include a $100,000 sum for the $3.5 million Investment and a payment of $150,000, representing the final payment of the $300,000 sum payable to the Kiwibox Shareholders under Section 3 above;

(C) On or before October 1, 2007, Magnitude shall have an additional $625,000 for the $3.5 Investment into Kiwibox;

(D) On or before November 1, 2007, Magnitude shall have an additional $625,000 for the $3.5 Investment into Kiwibox;

(E) On or before February 1, 2008, Magnitude shall have an additional $1,700,000 for the $3.5 Investment into Kiwibox; and

(F) On or before August 16, 2008, Magnitude shall have an additional $300,000 for the $3.5 Investment into Kiwibox;

The above dates are referred to as a "Kiwibox Funding Date(s)" and the various sums committed and corresponding to these various dates as a "Kiwibox Funding Amount".

Section 3.5 shall be further amended by inserting the following provisions at the end thereof:

In the event Magnitude does not receive into its bank account a Kiwibox Funding Amount on or before its corresponding Kiwibox Funding Date, Magnitude shall pay to the Kiwibox Shareholders a penalty consisting of 60,000 restricted Magnitude common shares for each day following the Kiwibox Funding Date a Kiwibox Funding Amount is in arrears. For example, if the $300,000 Kiwibox Funding Amount due on September 1, 2007, is not received by Magnitude until September 5, 2007, then Magnitude shall pay the penalty by issuing 300,000 Magnitude restricted common shares to the Kiwibox Shareholders, one-third to each Kiwibox Shareholder, within thirty (30) days of the receipt of the subject Kiwibox Funding Amount. In the event that a Kiwibox Funding Amount is more than thirty (30) days in arrears, the Kiwibox Shareholders shall have the right and option to send a notice of rescission in writing (the "Notice of Rescission") to Magnitude who shall have an additional five (5) days following receipt of such Notice of Rescission to cure such default (the "Cure Period") by providing sufficient documentary evidence to Kiwibox and to the Kiwibox Shareholders that such delinquent Kiwibox Funding Amount has been received within such five (5) day Cure Period; in the event that Magnitude does not provide to Kiwibox and to the Kiwibox Shareholders sufficient documentary evidence that it has received such Kiwibox Funding Amount within such five (5) day Cure Period, then and in such event Magnitude shall deliver and transfer ownership of the Kiwibox business back to the Kiwibox Shareholders by transferring to them all of the one hundred sixty (160) outstanding common shares of its subsidiary, Kiwibox Media, Inc., within thirty (30) days of the expiration of the Cure Period. The right of rescission granted to the Kiwibox Shareholders under this Section 3.5 shall be in addition to any rights and remedies that they shall have at law or in equity. Any and all sums paid by Magnitude to Kiwibox and to the Kiwibox Shareholders prior to the exercise of their rights of rescission under this Section 3.5 shall be deemed earned and non-refundable.

4. Conditions to Obligation of Kiwibox and Kiwibox Shareholders to Close. Section 9.3(f) of the Agreement shall be amended by deleting such section in its entirety and by substituting in lieu thereof the following new Section 9.3(f):

(f) Magnitude shall have provided documentary evidence that it has the sum of $300,000 in a Magnitude bank account specifically reserved for Kiwibox business operations in satisfaction of its commitment under Section 3.5 as amended, including the commitment to show that such amount is not subject to any claims of creditors of Magnitude or any of its affiliates.

5. Termination of Agreement. Section 10(d) of the Agreement shall be amended by deleting the date of June 18, 2007 and substituting in lieu thereof the date August 16, 2007.

6. Reconfirmation. The parties hereto reconfirm and acknowledge the legal viability of the Agreement between them as well as all of the terms and provisions of the Agreement not modified by this Amendment.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the day, month and year first above written.

Kiwibox Media, Inc.
By: ______________
Lin Dai, President

Magnitude Information Systems, Inc.
By: ______________
Edward L. Marney, President

____
Ivan Tumanov
Kiwibox Shareholder

____
Michael Howard
Kiwibox Shareholder

____
Lin Dai
Kiwibox Shareholder